Exhibit 99.1

FOR IMMEDIATE RELEASE

American Vanguard® announces US acquisition of Envoke® brand herbicide from Syngenta

•	Effective July 1, 2021

•	Envoke® herbicide is a selective herbicide for control of certain broadleaf, sedge, and grass weeds in cotton, sugarcane, and transplanted tomato

NEWPORT BEACH, Calif. | May 19, 2021—American Vanguard® Corporation (NYSE:AVD) announced today that its principal operating subsidiary, AMVAC® Chemical Corporation (AMVAC), has entered into agreements with Syngenta Crop Protection, LLC, to acquire rights to Envoke® herbicide. The acquisition includes end-use product registrations and trademarks for Envoke herbicide in the United States.

Syngenta and AMVAC will work together over the next several months until the US Environmental Protection Agency registration has officially transferred to facilitate an orderly transition to maintain quality customer service in all domestic geographies. The financial terms of the transaction were not disclosed.

Envoke is an HRAC/WSSA Group 2 post-emergent herbicide for use in cotton, sugarcane, and transplanted tomatoes for control of certain broadleaf weeds, sedge, and grass weeds delivering effective control of many troublesome weed species, including many of those missed by glyphosate. Envoke is an ideal tank-mix partner for a broad spectrum of control and provides cost-saving growth regulator effect, allowing plants to focus energy on fruit development.

Scott Hendrix, AMVAC Senior Vice President, US and Canada Crop Sales and Application Technology, stated, “The addition of Envoke to the AMVAC portfolio allows AMVAC to strengthen our portfolio in core crops and provide growers with unique herbicide solutions for management of difficult to control weeds. This acquisition demonstrates our commitment to these key markets and complements our existing technologies to better serve our customers.”

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About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection, horticulture management, and public health applications. American Vanguard is included on the Russell 2000® and Russell 3000® Indexes and the Standard & Poor’s Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are based on estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy, and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

About AMVAC

Since 1945, AMVAC® Chemical Corporation has successfully served the results-driven global markets through development, manufacturing, and marketing products for agricultural, commercial, and turf use. AMVAC is committed to protecting public and animal health and safeguarding the food we consume from damaging pests and disease while enhancing the overall quality of the environment where we live and work. www.amvac.com

Company Contacts

American Vanguard Corporation

William A. Kuser, Director of Investor Relations

(949) 260-1200

williamk@amvac.com

AMVAC Chemical Corporation

Scott Hendrix, Senior Vice President, U.S. and Canada Crop Sales and Application Technology (901) 221-8083

scotth@amvac.com

Investor Representative

The Equity Group

www.theequitygroup.com

Lena Cati | (212) 836-9611

lcati@equityny.com

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